UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 21, 2010

	Exact name of registrant as specified	I.R.S.
	in its charter, state of incorporation,	Employer
Commission	address of principal executive offices,	Identification
File Number	telephone	Number

1-16305	PUGET ENERGY, INC.	91-1969407
A Washington Corporation
10885 - N.E. 4th Street, Suite 1200
Bellevue, Washington 98004-5591
(425) 454-6363

1-4393	PUGET SOUND ENERGY, INC.	91-0374630
A Washington Corporation
10885 - N.E. 4th Street, Suite 1200
Bellevue, Washington 98004-5591
(425) 454-6363

___________

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)
☐	Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))
☐	Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e−4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 21, 2010, the sole shareholders of Puget Energy, Inc. and Puget Sound Energy, Inc. (together, the "Companies") appointed and elected Benjamin Hawkins to the Boards of Directors of the Companies to replace William McKenzie, who departed from the Boards on the same date.  Mr. Hawkins will replace Mr. McKenzie on the Audit Committees and the Governance and Public Affairs Committees of the Boards of each of the Companies.

Mr. Hawkins is currently a Principal, Infrastructure Investments of Alberta Investment Management Corporation, which position he has held since November 2008.  Mr. Hawkins also served as a Portfolio Manager, Infrastructure Investments of Alberta Investment Management Corporation from May 2007 until November 2008.  Prior to joining Alberta Investment Management Corporation, Mr. Hawkins held various positions with EPCOR Utilities, a Canadian power and water utility company.

Mr. Hawkins was selected to serve as a Jointly Appointed Director (as defined in the Amended and Restated Bylaws of each of the Companies) by PIP2PX (Pad) Ltd. and PIP2GV (Pad) Ltd., on behalf of Alberta Investment Management Corporation ("AIMCo") and 6860141 Canada Inc. as Trustee for Padua Investment Trust ("bcIMC"), each of which is a member of Puget Holdings LLC, the indirect beneficial owner of the Companies.  In connection with his service, Mr. Hawkins and the Companies intend to enter into an agreement pursuant to which the Companies will acknowledge that they are each an indemnitor of first resort as to those certain rights to indemnification provided by the Amended and Restated Bylaws of each of the Companies.

Since Mr. Hawkins is employed by a member of Puget Holdings LLC, he will not receive any director compensation for his service on the boards of the Companies, but will be reimbursed for out-of-pocket expenses incurred in connection with attendance or participation at meetings.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.
PUGET ENERGY, INC.

PUGET SOUND ENERGY, INC.

By: /s/ Jennifer L. O’Connor
Dated: May 21, 2010	Jennifer L. O’Connor Senior Vice President, General Counsel, Corporate Secretary and Chief Ethics and Compliance Officer